Exhibit 10.31

SOLAZYME, INC.

2011 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Pursuant to the Notice Restricted Stock Grant (the “Grant Notice”) and this Restricted Stock Agreement, SOLAZYME, INC. (the “Company”) has granted the Recipient, under its 2011 EQUITY INCENTIVE PLAN (the “Plan”), the number of restricted shares of the Company’s Common Stock indicated in the Grant Notice. Defined terms not explicitly defined in this Restricted Stock Agreement (this “Agreement”) but defined in the Plan shall have the same definitions as in the Plan. The text of the Plan and the Grant Notice are incorporated in this Agreement by reference. The details of Recipient’s Restricted Shares are as follows:

1. Vesting. The Restricted Shares shall become vested and non-forfeitable on the schedule set forth in the Grant Notice. No additional shares become vested after the Recipient’s Continuous Service Status has terminated for any reason.

2. Tax Treatment. Any withholding tax liabilities incurred in connection with the Restricted Shares becoming vested and non-forfeitable or otherwise incurred in connection with the Restricted Shares and any other amounts or rights hereunder shall be satisfied by (x) the Recipient paying to the Company in cash or by check an amount equal to the minimum amount of taxes that the Company concludes it is required to withhold under applicable law within one business day of the day the tax event arises or (y) to the extent authorized by the Company in its sole discretion, the Company withholding a portion of the Restricted Shares that have vested and become non-forfeitable having a fair market value equal to the minimum amount of taxes that the Company concludes it is required to withhold under applicable law. Notwithstanding the foregoing, Recipient acknowledges and agrees that he or she is responsible for all taxes that arise in connection with the Restricted Shares becoming vested and non-forfeitable or otherwise incurred in connection with the Restricted Shares. The Company shall not be obligated to release any shares to the Recipient unless and until satisfactory arrangements to pay such withholding taxes have been made and shall be entitled to withhold from any amounts or shares due to the Recipient hereunder or otherwise in an amount sufficient to pay its withholding obligations.

3. Termination of Service. If the Recipient’s Continuous Service Status terminates for any reason, then all Restricted Shares that have not vested on or before the date of such termination shall automatically be forfeited to the Company, and all of the Recipient’s rights with respect thereto shall cease immediately upon termination.

4. Restrictions on Transfer. The Recipient may not sell, transfer, pledge or otherwise dispose of any of the Restricted Shares until after the applicable shares have become vested and non-forfeitable on the schedule set forth in the Grant Notice and have been issued to the Recipient. The Recipient further agrees not to sell, transfer or otherwise dispose of any shares at a time when applicable laws or Company policies prohibit a sale, transfer, pledge or other disposition. The Recipient agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent. The Company shall not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Restricted Shares shall have been so transferred.

5. Stock Issuances. The Restricted Shares shall be issued by the Company and registered in the name of the Recipient on the stock transfer books of the Company in electronic or book-entry form.

6. Stockholder Rights. The Recipient will have the same voting and other rights as the Company’s other stockholders with respect to each Restricted Share until or unless such Restricted Share is forfeited pursuant to Section 2; provided, however, that any additional shares of Common Stock or other amounts that become payable to the Recipient as a result of capitalization adjustments under the Plan or as a result of any dividend payable on the Restricted Shares, shall remain subject to forfeiture pursuant to Sections 1 and 3 and the same other restrictions as the underlying Restricted Shares, unless otherwise determined by the Committee or the Board.

7. No Retention Rights. The Restricted Shares and this Agreement do not give the Recipient the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate the Recipient’s service at any time, with or without cause.

8. Adjustments. In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this Agreement may be adjusted pursuant to the Plan.

9. Entire Agreement. This Agreement and the Plan constitute the entire understanding between the Recipient and the Company regarding this Agreement. Any prior agreements, commitments or negotiations concerning the Restricted Shares are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

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